As filed with the Securities and Exchange Commission on November 21, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Arbitron Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-0278528
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

142 West 57th Street
New York, New York	10019
(Address of Principal Executive	(Zip Code)
Offices)
ARBITRON INC. 2008 EQUITY COMPENSATION PLAN
(Full Title of the Plan)
Timothy T. Smith, Esq.
Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary
Arbitron Inc.
142 West 57th Street
New York, NY 10019
(Name and Address of Agent for Service)
(212) 887-1300
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered(1)	Share	Offering Price	Registration Fee
Common Stock, par value $0.50 per share	2,500,000 shares	$15.75 (2)	$39,375,000 (2)	$1,547.44

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued under the Arbitron Inc. 2008 Equity Compensation Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 20, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 have been sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Arbitron Inc. (the “registrant” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and
     (c) The description of the registrant’s Common Stock contained in the Registration Statement on Form S-4 (File No. 33-64089), including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     To the extent that any proxy statement or Form 8-K is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement or Form 8-K which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the registrant’s Common Stock registered hereby has been passed upon for the registrant by Timothy T. Smith, Esq., the registrant’s Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary. Mr. Smith beneficially owns, or has rights to acquire under an employee benefit plan of the registrant, an aggregate of less than one percent of the Common Stock of the registrant.
     Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of such corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
     The Company’s restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.
     The Company’s bylaws provide that to the maximum extent permitted by law, the Company must indemnify any of the following persons, including their heirs, executors and personal representatives, against any and all amounts incurred or imposed in connection with any proceeding, other than a proceeding initiated by such person:
•	a director, officer or employee of the Company; or

•	a director, officer or employee of the Company who at the specific written request or resolution of the board of directors of the Company is, at the time of the proceeding and/or of the alleged events giving rights to the proceeding, serving as a director, officer or employee of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise; or

•	a fiduciary or co-fiduciary of an employee benefit plan of the Company.

     The indemnification provisions contained in the Company’s restated certificate of incorporation, as amended, and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company may maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of their status.
     Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
     Item 9. Undertakings.
     1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 21 day of November, 2008.

ARBITRON INC. a Delaware corporation
By:	/s/ Stephen B. Morris
Stephen B. Morris
Chairman, President, and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen B. Morris Stephen B. Morris	Chairman, President, and Chief Executive Officer (Principal executive officer)	November 21, 2008

/s/ Sean R. Creamer Sean R. Creamer	Executive Vice President of Finance and Planning and Chief Financial Officer (Principal financial and accounting officer)	November 21, 2008

* Shellye Archambeau	Director	November 21, 2008

* David W. Devonshire	Director	November 21, 2008

* Philip Guarascio	Director	November 21, 2008

* William T. Kerr	Director	November 21, 2008

* Larry E. Kittelberger	Director	November 21, 2008

* Luis G. Nogales	Director	November 21, 2008

* Richard A. Post	Director	November 21, 2008

By:	/s/ Timothy T. Smith
Timothy T. Smith
As Attorney-in-fact (see Exhibit 24.1)

INDEX TO EXHIBITS

Number	Description

3.1	Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation) (Filed as Exhibit 4.01 to Ceridian’s Registration Statement on Form S-8 (File No. 33-54379) and incorporated herein by reference).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation) (Filed as Exhibit 3 to Ceridian’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and incorporated herein by reference).

3.3	Certificate of Amendment of Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation) (Filed as Exhibit 3.01 to Ceridian’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).

3.4	Certificate of Amendment to Restated Certificate of Incorporation of Arbitron Inc. (formerly known as Ceridian Corporation) (Filed as Exhibit 3.4 to Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

3.5	First Amended and Restated Bylaws of Arbitron Inc., effective as of August 29, 2002 (Filed as Exhibit 3.1 to Arbitron’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference).

4.1	Specimen of Common Stock Certificate (Filed as Exhibit 4.1 to Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

4.2	Rights Agreement, dated as of November 21, 2002, between Arbitron and The Bank of New York, as Rights Agent, which includes the form of Certificate of Designation of the Series B Junior Participating Preferred Stock as Exhibit A, the Summary of Rights to Purchase Series B Junior Participating Preferred Shares as Exhibit B and the Form of Rights Certificate as Exhibit C (Filed as Exhibit 99.1 to Arbitron’s Form 8-K, filed November 21, 2002 and incorporated herein by reference).

4.3	Amendment No. 1 to Rights Agreement, dated as of January 31, 2007, between Arbitron and The Bank of New York, as Rights Agent (Filed as Exhibit 4.3 to Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated herein by reference).

5.1	Opinion of Timothy T. Smith, Executive Vice President and Chief Legal Officer, Legal and Business Affairs, and Secretary of the Registrant regarding the legality of the securities being registered

10.1	Arbitron 2008 Equity Compensation Plan, as amended as of May 13, 2008

23.1	Consent of Timothy T. Smith (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of attorney